1995 STOCK OPTION PLAN
                                         OF
                          BASIC EARTH SCIENCE SYSTEMS, INC.


I.   PLAN ESTABLISHMENT AND ADMINISTRATION.

     1. Purposes of the Plan. Basic Earth Science Systems, Inc. (the "Corporation") proposes to grant to selected employees (including officer and directors who are employees) of the Corporation and its subsidiaries (hereinafter referred to as "Eligible Employees") options to purchase shares of its common stock pursuant to the terms of the plan set forth herein, which shall be known as the 1995 Stock Option Plan (the "Plan"). The purpose of such grants is to attract and retain the best available personal for positions of substantial responsibility, to provide additional incentive to employees of the Corporation and its subsidiaries and to promote the success of the business of the Corporation.

     The Corporation also proposes to grant to members of the Board of Directors who are not officers or employees of the Corporation or its subsidiaries at the time of grant (hereinafter referred to as "Non-Employee Directors") options to purchase shares of its common stock pursuant to the Plan. The purpose of such grants is to provide incentive for highly qualified individuals to stand for election to the Board of Directors, provide maximum incentive to promote long-term stockholder value and to promote greater identity of interest between Non-Employee Directors and the Corporation's stockholders.

     2. Definitions. In addition to any other definitions contained elsewhere in this Plan, the following definitions shall apply:

          (a) "Act" shall mean the provisions of the Securities Exchange Act of 1934, as amended.

          (b) "Board" or "Board of Directors" shall mean the Board of directors of the Corporation.

          (c)  "Code" shall mean the Internal Revenue Code of 1986.

          (d)  "Common Stock" shall mean the common stock of the Corporation.

          (e) "Corporation" shall mean Basic Earth Science Systems, Inc., a Delaware corporation.

          (f) "Committee" or "Stock Option Committee" shall mean the Compensation Committee appointed by the Board in accordance with Section 4(a),
Article I of this Plan or such other committee of the Board which shall succeed to the functions and responsibilities of the Compensation Committee.

          (g)  "Option" shall mean a stock option granted pursuant to this Plan.

          (h) "Optioned Stock" shall mean stock subject to an Option granted pursuant to this Plan.

          (i) "Parent" shall mean a "parent corporation," as defined in Section 424(e) and (g) of the Code.

          (j)  "Plan" shall mean the 1995 Stock Option Plan of the Corporation.

          (k)  "Subsidiary" shall mean a "subsidiary corporation," as defined in
Section 424(f) and (g) of the Code.

          (l) "Ten Percent Shareholder" shall mean an Eligible Employee who at the time an Option is granted pursuant to this Plan owns, as defined in Section 424(d) of the Code, more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its Parent or Subsidiary.

     3.   Shares Subject to the Plan.  Subject to adjustment as provided in
Section 9 herein, there shall be reserved for issue upon the exercise of Options to be granted from time to time under this Plan an aggregate of 1,000,000 shares of the Common Stock of the Corporation. The shares of Common Stock issuable upon exercise of Options granted under the Plan may be authorized but unissued shares of the Common Stock or reacquired shares. If an Option shall expire or terminate for any reason without having been exercised in full, the unpurchased shares covered thereby shall (unless this Plan shall have terminated or have been terminated) be added to the shares otherwise available for Options which may be granted in accordance with the terms of this Plan. Shares issued pursuant to the exercise of Options granted under the Plan shall be fully paid and nonassessable.

     4.   Administration of the Plan.

          (a)  Procedural Rules.

               (1) This Plan shall be administered by the Committee which shall consist of at least two members of the Board. The Board shall have the power to add or remove members of the Committee from time to time, to fill vacancies thereon arising by resignation, death, removal, or otherwise, and may design a chairman form among the members of the Committee, which chairman shall preside at all meetings of the Committee. Meetings shall be held at such times and places as shall be determined by the Committee. A majority of the members of the Committee shall constitute a quorum, and the action of a majority of the members present shall be deemed the action of the Committee. In addition, any decision or determination reduced to writing and signed by all of the members of the Committee shall be as fully effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary to keep minutes of its meetings and may make such rules and regulations for the conduct of its business as it shall deem available. When appropriate, the Plan shall be administered in order to qualify certain options granted hereunder as Incentive Stock Options described in Section 422 of the Code.

               (2) Other than options granted to Non-Employee Directors pursuant to Article III, no Options may be granted under the Plan to any member of the Committee during his term of membership on the Committee. No person shall be eligible to serve on the Committee unless such person is then a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Act.

          (b) Powers of the Committee. Subject to the provisions of this Plan, the Committee shall have the authority:

               (1) To establish and determine the option price of the shares covered by each Option (which Option price shall not be less than 100% of the fair market value, or in the case of a Ten Percent Shareholder, 110% of the fair market value at the time the Option is granted), the term of each Option (but in no event shall an Option be exercisable after the expiration of ten years, or, in the case of a Ten Percent Shareholder, five years from the date the Option is granted), the Eligible Employees to whom and the time or times in which such Options shall be granted, and the number of shares to be represented by each Option to an Eligible Employee (but in no event shall the aggregate fair market value, determined as of the time the Option is granted, of any stock for which any Eligible Employee may be granted Options in any calendar year which exceeds the sum of $100,000);

               (2) To interpret the Plan and all Options granted under the Plan;

               (3) To prescribe, amend, and rescind such rules and regulations as it deems necessary for the proper administration of the Plan;

               (4) To propose to the Board (which need not accept any such proposal) terms and provisions of each Options granted under this Plan (which need not be identical); and

               (5) To make all other determinations deemed necessary or advisable for the administration of the Plan.

          (c) Effect of Committee's Decision. All decisions, determinations, and interpretations of the Committee shall be final and binding on all Optionees and any other holders of any Options granted under this Plan. No member of the Committee or Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted under it.

     5. Granting of Options to Employees. The Committee shall have the authority to grant, prior to the expiration date of the Plan, to Eligible Employees options to purchase, on the terms and conditions set forth in Article II below, authorized but unissued, or reacquired, shares of Common Stock; provided such grants shall be made only to those Eligible Employees, in such amounts and at such times as determined in the discretion of the Committee. The Committee may consider any potential Eligible Employee's office or position, degree of responsibility for, and contribution to, the growth and success of the Corporation, length of service, promotions, potential and such other factors as the Committee shall deem relevant in connection with accomplishing the purposes of this Plan. An Eligible Employee may hold more than one Option, but only on the terms and subject to the restrictions hereafter set forth.

     Any and all options granted to Eligible Employees under Section II are intended to constitute Incentive Stock Options, as described and provided for under Section 422 of the Internal Revenue Code of 1986. Accordingly, Section II and other applicable provisions of Plan shall be administered and construed in a manner which is consistent with treatment of any options granted to Eligible Employees as Incentive Stock Options.

     6. Granting of Options to Non-Employee Directors. All options granted to Non-Employee Directors shall be options to purchase, on the terms and conditions set forth in Section III, authorized but unissued, or reacquired, shares of Common Stock and shall be nonqualified options.

     7. Option Agreements. Each option granted under the Plan shall be evidenced by a written agreement between the Corporation and the applicable optionee and shall contain such terms and conditions, and may be exercisable for such periods, as may be approved by the Committee, which terms and conditions need not be identical but which must be in compliance with the terms and provisions hereof.

     8. Effective Date. The Plan shall not become effective until approved by the Shareholders of the Corporation. If the Plan is approved by the Shareholders, the effective date of the Plan shall be the date the Board adopted the Plan.

     9.   Rule 16b-3 Compliance.  The Corporation intends that:

     (a) the Plan meet the requirements of Rule 16b-3 promulgated under the Act;

     (b) that participation by Non-Employee Directors under Article III will not prohibit them from being "disinterested persons" within the meaning of Rule 16b-3 with respect to administration of the Plan or with respect to administration of any other plan of the Company;

     (c) that transactions of the type specified in the first paragraph of Rule 16b-3 by Non-Employee Directors pursuant to Article III will be exempt from the operation of Section 16(b) of the Act; and

     (d) that transaction of the type specified in the first paragraph of Rule 16b-3 by officers of the Corporation (whether or not they are directors) pursuant to the Plan will be exempt from the operation of Section 16(b) of the Act. In all cases, the terms, provisions, conditions and limitations of the Plan shall be construed and interpreted consistent with the Company intent as stated in this paragraph 8.

     10.  Adjustments Upon Changes in Capitalization.

          (a) If all or any portion of an Option is exercised subsequent to any stock dividend, split-up, recapitalization, combination, or exchange of shares, merger, consolidation, separation, reorganization, or other similar change or transaction of or by the Corporation, the number of shares of stock and the class of shares of stock available pursuant to this Plan and the number and class of shares of stock subject to any Option granted pursuant to this Plan, and the option prices, may be adjusted by appropriate changes in this Plan. Any such adjustment to the Plan or to such Options or option prices shall be made by action of the Board, whose determination shall be conclusive; provided, however, that each option granted to an Eligible Employee pursuant to Article II of this Plan shall be so adjusted as to continue to qualify as an Incentive Stock Option under Section 422 of the Code.

          (b) In the event of any such change in the shares, the aggregate number and class of shares remaining available under the Plan shall be equal to the number and class of shares which a person, to whom an Option for all remaining available shares had been granted on the date preceding such change, would be entitled to receive as provided in this Section.

          (c) Upon dissolution of liquidation of the Corporation, other than as an incident to a merger, reorganization, or other adjustment as referred to above, any Options granted pursuant to this Plan and remaining unexercised shall be deemed canceled, notwithstanding anything to the contrary provide in this Plan. In the event of a complete liquidation or dissolution of a subsidiary of the Corporation, or in the event that such a subsidiary ceases to be a subsidiary corporation, any outstanding Options granted to employees of such subsidiary pursuant to this Plan and remaining unexercised shall be deemed canceled unless the employee shall, at or before the time of liquidation or dissolution or cessation of the subsidiary relationship, be or become employed by the Corporation or by any other subsidiary of the Corporation.

          (d) For purposes of this Section 9, an adjustment is appropriate only where such adjustment merely reflects a change in capitalization or a corporation transaction which does not constitute a modification, extension, or renewal of the Option, and, if applicable, is not otherwise inconsistent with
Section 422 and the regulations promulgated thereunder.

    11. Time of Grant of Option. The date of grant of an Option under the Plan shall, unless otherwise provided herein, be the date on which the Committee grants such Option. Notice of the determination shall be given to each Employee to whom an Option is so granted within a reasonable time after the date of such grant. All Options under this Plan must be granted within ten years from the date of its adoption, or approval by the Corporation's stockholders, whichever is earlier.

    12. Termination and Amendment of this Plan. This Plan shall terminate ten years after the effective date hereof, and an Option shall not be granted under this Plan after that date. This Plan shall become effective upon its adoption by the Board, or approval by the shareholders, whichever is earlier. This Plan may be terminated by the Board at any time. The Board may at any time and from time to time modify or amend this Plan (including such form of option agreement) to conform to qualification as an Incentive Stock Option Plan under Section 422 of the Code, and the regulations promulgated thereunder, to conform to the requirements of Rule 16b-3 promulgated under the Act, or in any other respect which it deems to be in the best interests of the Corporation, to the extent not inconsistent with either Section 422 of the Code and the regulations thereunder or Rule 16b-3 promulgated under the Act; provided, however, that no such modification or amendment of the Board shall change the provisions hereof relating to adjustments to be made upon changes in capitalizations.

    13. Investment Representation. Any person who is issued Options of shares underlying any Option pursuant to this Plan will be required to represent and acknowledge that the securities being purchased thereby will be acquired for investment purposes and not with a view to dispose, sell or transfer such shares unless a current registration statement is effective for the underlying shares under the Securities Act of 1933, as amended ("Registration Statement"), or unless, in the opinion of counsel for the Corporation, such Registration is not required under the Securities Act of 1933 or any other applicable law, regulation for rule of governmental agency, state of federal. He will be further required to acknowledge that he has been advised that the underlying shares, which are to be issued upon exercise of the Option, have not been registered for sale pursuant to the Securities Act of 1933, as amended. Any person issued stock under this Plan will be further required to sign an investment representation to the effect, and any stock issued pursuant to this Plan shall contain an investment legend to that effect unless such shares are covered by a current Registration Statement.

    14. Reservation of Shares. The Corporation, during the term of this Plan, will at all times reserve and keep available such number of shares as shall be sufficient to satisfy the requirements of this Plan. The inability of the Corporation to obtain from any regulatory body having jurisdiction authority deemed by the Corporation's counsel to be necessary to the lawful issuance and sale of any shares hereunder shall relieve the Corporation of any liability in respect of the nonissuance or sale of such shares as to which such requisite authority shall not have been obtained.

    15. Indemnification of Committee. In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee shall be indemnified by the Corporation against the reasonable expenses, including attorney's fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Option granted thereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member is liable for negligence or misconduct in the performance of his duties' provided that within 60 days after institution of any such action, suit or proceeding a Committee member shall in writing offer the Corporation the opportunity at its own expense to handle and defend the same.

II.  INCENTIVE STOCK OPTIONS.

     1. Eligible Employees. All Eligible Employees shall be eligible to receive incentive stock options under this Article II, whether or not the Eligible Employee shall have received one or more Options hereunder in any previous year.

     2. Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each incentive stock option granted hereunder shall be equal to the fair market value per share of Common Stock at the time of grant, as determined by the Committee, based on the mean of the bid and asked prices of the Corporation's Common Stock on the date on which the Option is granted. However, if the stock is listed upon an established stock exchange(s), such fair market value shall be deemed to be the highest closing price of the Capital Stock on such stock exchange(s) on the day the Option is granted or if no sale of the Corporation's Common Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock. Finally, in the case of a Ten Percent Shareholder, the exercise price per share shall be at least 110% of the fair market value of the Common Stock at the time the Option is granted. Subject to the foregoing, the Committee in fixing the option price shall have full authority and discretion and shall be fully protected in doing so.

     For purposes of this Plan, the fair market value of the Corporation's Common Stock shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

     3. Terms and Conditions of Incentive Stock Options. Incentive Stock Options shall be in such form as the Committee may, from time to time approve, shall be subject to the following terms and conditions and may contain such additional terms and conditions, not inconsistent with this Article II, as the Committee shall deem desirable:

          (a)  Number of Shares to be Covered by Options Granted to Persons.
The number of shares of Common Stock covered by the Option that shall be granted to any Eligible Employee shall be determined, from time to time, by the Committee. Provided, however, that in no event shall the aggregate fair market value (determined as of the time the Option is granted) of the stock for which any Eligible Employee may be granted Incentive Stock Options in any calendar year (under all such plans of the Corporation and its parent and subsidiary corporation) exceed the sum of $100,000. Each Option shall state the number of shares to which it pertains. All Options under this Plan must be granted within ten years from the date the plan is adopted, or approved by the shareholders of the Corporation, whichever is earlier.

          (b) Term of Option. The term of each Option granted under this Plan shall be determined by the Committee, but in no event shall an Option be exercisable after the expiration of ten years from the date the Option is granted. Where, however, an Incentive Stock Option is granted to an Eligible Employee who, at the time said Option is granted, is a Ten Percent Shareholder, said Option shall not by its terms be exercisable after the expiration of five years from the date such Option is granted. The Options or option portion not so exercised during the term of each Option shall be canceled on the books of the Corporation, and the shares previously reserved for the exercise of such expired Option or option portion shall thereupon become available for reservation for the exercise of such other and additional Options as the Corporation may grant pursuant to the terms of the Plan.

          (c)  Exercise of Option.

               (1)  Procedure for Exercise.  Any Option granted pursuant to this
Article II shall be exercisable at such time and under such conditions as shall be permissible under the terms of this Plan and of the Option granted to an Eligible Employee. During the lifetime of the Eligible Employee, the Option shall be exercisable only by him and shall not be assignable or transferable by him; no other person shall acquire any rights therein. Each Option shall be exercised in such amounts, on such conditions and at such times as determined by the Committee. An Option may not be exercised for fractional shares of the Common Stock of the Corporation. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Corporation in accordance with the terms of the Option by the person entitled to exercise the Option. Until stock certificates have been issued (as evidenced by an appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), each applicable Eligible Employee shall have no right to vote or receive dividends or any other rights of a stockholder notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificate are issued except as provided in Section 9, Article I of this Plan.

               (2) Medium and Time of Payment. The option price shall be due and payable upon the Eligible Employee's exercise of an Option. The purchase price may be paid in cash, by check, or by an exchange of property which may include shares of the Corporation's common stock. The Committee shall have sole discretion to determine the fair market value of all such property. In no event, however, shall an Eligible Employee tender consideration for payment of the option price which, if accepted by the Committee, would cause a violation of
Section 422(c)(5) of the Code.

               (3) Exercise Following Termination of Employment, Death, or Permanent Disability. If an Eligible Employee's employment terminates for any reason, including retirement, death, or disability, to the extent that the Eligible Employee would have been entitled to exercise the Option immediately prior to his termination, such Option may be exercised during the period ending on the day three (3) months after employment terminates, but within the exercise period for the Option. If the Eligible Employee's employment terminates by reason of his permanent disability, as defined in Section 22(e)(3) of the Code, to the extent that the Eligible Employee would have been entitled to exercise the Option immediately prior to his permanent disability, such Option may still be exercised during a period ending on the day one (1) year after employment terminates, but only within the exercise period for the Option. In the case of the Eligible Employee's death, the Option may be exercised by the Eligible Employee's executors or administrators or by any person who acquires the Option by devise or inheritance; in all other cases, the Eligible Employee himself must exercise the Option. An Eligible Employee whose employment by the Corporation is terminated for any reason, shall, effective with the end of the period for such exercise as specified above, forfeit his right to exercise any Option covering shares of the Common Stock of the Corporation, or the unexpired portion of any option previously granted to him. The Option or option portion not so exercised shall be canceled on the books of the Corporation, and the shares reserved for the exercise of such canceled Option or option portion shall become available for reservation for the exercise of such other and additional Options as the Corporation may grant under the terms of this Plan.

          (d) Non-transferability of Options. An Option may not be transferred, assigned, pledged or hypothecated by the Eligible Employee, or by operation of law, other than by will of the laws of descent and distribution, and an Option may be exercised only as provided in paragraph (c) herein. Any attempt to transfer, assign, pledge, hypothecate or dispose of an Option, other than as a result of the death of the Eligible Employee, may result, in the sole discretion of the Corporation, in the Option becoming null and void.

          (e) Granting Limitation. The aggregate fair market value of the stock (determined at the date of the grant of the Option) for which any Eligible Employee may be granted Options in any calendar year (under all Incentive Stock Option Plans of the Corporation and its Parent or its Subsidiary) shall not exceed the sum of $100,000.

          (f) Restrictions. The Committee may establish such repurchase restrictions on the shares of the Corporation's stock covered under this Plan as are not inconsistent with the provisions of Section 422 of the Code and the Regulations promulgated thereunder.

          (g) Other Provisions. The option agreements authorized under the Plan shall contain such other provisions as the Committee shall deem advisable, including, without limitation, restrictions upon the exercise of the Option, which are not inconsistent with the provisions of Section 422 of the code. Any such option agreement shall contain such limitations and restrictions upon the exercise of the Option as shall be necessary in order that such Option will be an "incentive stock option" as defined in Section 422 of the Code or to conform to any change in the law. Any terms set forth in this Plan or in any Option issued pursuant to this Plan shall be defined so as to comply with Section 422 of the Code, and the regulations promulgated thereunder.

     4. Amendment. The Committee may, with the consent of the person(s) entitled to exercise any outstanding incentive stock option, amend such incentive stock option; provided, however, that any such amendment shall be subject to stockholder approval when and if required. Subject to paragraph 2() of this Article II, in the case of any incentive stock option previously granted hereunder which is not then immediately exercisable in full, accelerate the time or times at which such incentive stock option may be exercised to any earlier time or times.

     5.   Other Provisions.

          (a) No incentive stock option shall be construed as limiting any right which the Corporation or any subsidiary of the Corporation may have to terminate at any time, with or without cause, the employment of any person to whom such incentive stock option has been granted.

          (b) Notwithstanding any provision of the Plan or the terms of any incentive stock option, the Corporation shall not be required to issue any shares hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or Federal law or of the rules or regulations of any governmental regulatory body.

          (c) The Committee may require any person who exercises an incentive stock option to give prompt notice to the Corporation of any disposition of shares of Common Stock acquired upon exercise of an incentive stock option within one year after transfer of shares to such person.

III. NON-EMPLOYEE DIRECTOR OPTIONS

     1. Eligible Persons. Non-Employee Directors shall be eligible to receive options under, and solely under, this Article III and any such options shall be nonqualified options.

     2. Initial and Annual Granting of Nonqualified Options to Non-Employee Directors. Subject to the limitation of the number of shares of Common Stock set forth in paragraph 3, Article I and subject further to the limitation set forth in paragraph 3, Article III below, the following nonqualified options shall be granted to each Non-Employee Director:

          (a) A nonqualified option to purchase 50,000 shares of Common Stock will be granted to each Non-Employee Director who is a Non-Employee Director as of the close of business on the Effective Date (which date shall be the date of grant for purposes hereof); and

          (b) A nonqualified option to purchase 25,000 shares of Common Stock will be granted annually, effective as of the anniversary date of the Effective Date in each year after the Effective Date until expiration of the Plan, to each person who is a Non-Employee Director for each such anniversary date (which date shall be the date of grant for purposes hereof).

     3. Limitation on Grant. A Non-Employee Director shall not be entitled to receive any grant of a nonqualified option as set forth in paragraph 2, Article III, if such Non-Employee Director is indebted in any amount to the Corporation as of the date of grant of such nonqualified option. Notwithstanding the foregoing, if any such indebtedness is paid in full by or on behalf of the affected Non-Employee Director within 45 days from the date of grant, the said Non-Employee Director shall be entitled to receive the applicable grant of a nonqualified option as if such indebtedness due to the Corporation had not existed.

     4. Calculation of Exercise Price. The exercise price to be paid for each share of Common Stock deliverable upon exercise of each nonqualified option granted under this Article III shall be equal to the fair market value per share of Common Stock at the time of grant, as determined by the Committee, based on the mean of the bid and asked prices of the Corporation's Common Stock on the date on which the Option is granted. However, if the stock is listed upon an established stock exchange(s), such fair market value shall be deemed to be the highest closing price of the Capital Stock on such stock exchange(s) on the day the Option is granted or if no sale of the Corporation's Common Stock shall have been made on any stock exchange on that day, on the next preceding day on which there was a sale of such stock. Subject to the foregoing, the Committee in fixing the option price shall have full authority and discretion and shall be fully protected in doing so.

     For purposes of this Plan, the fair market value of the corporation's stock shall be determined without regard to any restriction other than a restriction which, by its terms, will never lapse.

     5. Terms and Conditions of Nonqualified Options. Subject to the provisions of this paragraph 4, nonqualified options granted under this Article III shall be in such form as the Committee may from time to time approve. Nonqualified options granted under this Article III shall be subject to the following terms and conditions:

          (a)  Term of Option.  Each nonqualified option granted under this
Article III shall be exercisable from time to time, in whole or in part, at any time after six months from the date of grant and prior to the date determined by the Committee upon the grant thereof (the "Option Expiration Date"), which shall in no event be later than ten years after the date of grant. The Options or option portion not so exercised during the term of each Option shall be canceled on the books of the Corporation, and the shares previously reserved for the exercise of such expired Option or option portion shall thereupon become available for reservation for the exercise of such other and additional Options as the Corporation may grant pursuant to the terms of the Plan.

          (b)  Exercise of Option.

               (1) Procedure for Exercise. Any Option granted hereunder shall, subject to any conditions set forth in paragraph (e) below, be exercisable at such time and under such conditions as shall be permissible under the terms of this Plan and of the Option granted to an Non-Employee Director. During the lifetime of the Non-Employee Director, the Option shall be exercisable only by him and shall not be assignable or transferable by him; no other person shall acquire any rights therein. Each Option shall be exercised in such amounts, on such conditions and at such times as determined by the Committee. An Option may not be exercised for fractional shares of the Common Stock of the Corporation. An Option shall be deemed to be exercised when written notice of such exercise has been given to the Corporation in accordance with the terms of the Option by the person entitled to exercise the Option. Until stock certificates have been issued (as evidenced by an appropriate entry on the books of the Corporation or of a duly authorized transfer agent of the Corporation), each applicable Non-Employee Director shall have no right to vote or receive dividends or any other rights of a stockholder notwithstanding the exercise of the Option. No adjustment will be made for a dividend or other rights for which the record date is prior to the date the stock certificate are issued except as provided in
Section 9, Article I of this Plan.

               (2) Medium and Time of Payment. The option price shall be due and payable upon Non-Employee Director's exercise of an Option granted under this Article III. The purchase price may be paid in cash, by check, or by an exchange of property which may include shares of the Corporation's common stock. The Committee shall have sole discretion to determine the fair market value of all such property.

               (3) Exercise Following Termination of Employment, Death, or Permanent Disability. If a Non-Employee Director's directorship terminates for any reason, including retirement, death, or disability, to the extent that the Non-Employee Director would have been entitled to exercise the Option immediately prior to the termination of his directorship, such Option may be exercised during the period ending on the day three (3) months after such directorship terminates, but within the exercise period for the Option. If the Non-Employee Director's directorship terminates by reason of his permanent disability, as defined in Section 22(e)(3) of the Code, to the extent that the Non-Employee Director would have been entitled to exercise the Option immediately prior to his permanent disability, such Option may still be exercised during a period ending on the day one (1) year after termination of his directorship, but only within the exercise period for the Option. In the case of the Non-Employee Director's death, the Option may be exercised by the Non-Employee Director's executors or administrators or by any person who acquires the Option by devise or inheritance; in all other cases, the Non-Employee Director himself must exercise the Option. A Non-Employee Director whose directorship is terminated for any reason shall, effective with the end of the period for such exercise as specified above, forfeit his right to exercise any Option covering shares of the Common Stock of the Corporation, or the unexpired portion of any option previously granted to him. The Option or option portion not so exercised shall be canceled on the books of the Corporation, and the shares reserved for the exercise of such canceled Option or option portion shall become available for reservation for the exercise of such other and additional options as the Corporation may grant pursuant to the terms of this Plan.

          (c) Non-transferability of Options. An Option may not be transferred, assigned, pledged or hypothecated by the Non-Employee Director, or by operation of law, other than by will of the laws of descent and distribution, and an Option may be exercised only as provided in paragraph (c) herein. Any attempt to transfer, assign, pledge, hypothecate or dispose of an Option, other than as a result of the death of the Non-Employee Director, may result, in the sole discretion of the Corporation, in the Option becoming null and void.

          (d) Restrictions. As a condition to the exercise of any nonqualified option granted to a Non-Employee Director under this Article III, the Committee shall require the payment in full of any and all amounts which a Non-Employee Director may owe to the Corporation. In addition, a legend shall be placed on any certificate evidencing shares of Common Stock which requires payment in full of any and all amounts which a Non-Employee Director may owe to the Corporation at the time of sale of any portion of said shares.

     6.   Other Provisions.

          (a) No nonqualifed option granted under this Article III shall be construed as limiting any right which either the stockholders of the Corporation or the Board of Directors may have to remove at any time, with or without cause, any Non-Employee Director to whom such nonqualified option has been granted from the Board of Directors.

          (b) Notwithstanding any provision of the Plan or the terms of any nonqualified option granted under this Article III, the Corporation shall not be required to issue any shares hereunder if such issuance would, in the judgment of the Committee, constitute a violation of any state or Federal law or of the rules or regulations of any governmental regulatory body.

          (c) Notwithstanding any provision in the Plan, the Committee may not exercise any discretion with respect to this Article III which would be inconsistent with the intent that (i) the Plan meet the requirements of Rule 16b-3 and (ii) any Non-Employee Director who is eligible to receive a grant or to whom a grant is made pursuant to this Article III will not for such reason cease to be a "disinterested person" within the meaning of such Rule 16b-3 with respect to the Plan and other stock related plans of the Corporation or any of its affiliates. If any Plan provision is found not to be in compliance with Rule 16b-3 or if any Plan provision would disqualify any Non-Employee Director from remaining a "disinterested person," that provision shall be deemed amended so that the Plan does so comply and the Plan participants remain disinterested, to the extent permitted by law and deemed advisable by the Committee, and in all events the Plan shall be construed in favor of its meeting the requirements of Rule 16b-3.